Exhibit 10.14
Medtronic, Inc.
710 Medtronic Parkway, LC210
Minneapolis, MN 55432-5604
USA
Tel: 1.763.514.4000
www.medtronic.com

Date:	March 21, 2025

To:	Que Dallara

From:	Geoff Martha

Copy:	Matt Walter

Subject:	New Position Letter of Intent
Que, congratulations! It is with great pleasure that I confirm Medtronic's intention to create a new position for you. As you are aware, Project Kangaroo is intended to create a newly formed stand-alone publicly traded company (to-be-named later in FY26 and referred to as NewCo throughout this letter). The Medtronic Board of Directors confirmed that you will lead this new company as the Chief Executive Officer.
Upon the initial public offering (IPO), which is targeted in the first calendar quarter of 2026, you will assume the role of Chief Executive Officer. Between now and the intended IPO, your existing employment terms and conditions remain in effect as an employee of Medtronic.
Following is a summary of the compensation package for the new position which will be effective upon the IPO of NewCo. At that time, your employment will transfer to NewCo and you will no longer be employed by Medtronic.
Title
Chief Executive Officer (NewCo). In this role, you will serve as an employee member of the NewCo Board of Directors.
Employment Locations
Your assignment will be based out of NewCo's Northridge, CA office.

Effective Date
Your position will commence upon the IPO of NewCo.
Base Salary
Your base salary will be $980,000 annually ($37,692.31 biweekly), less applicable withholdings and deductions, commencing upon employment and paid in accordance with NewCo's to-be-established standard payroll practices.
Annual Incentive Plan
You will be eligible to participate in the NewCo Annual Incentive Plan with a target payout of 120% of your base salary. Please note that the actual terms of the NewCo Annual Incentive Plan are being determined and will govern eligibility, calculations, and payout.
Annual Long-Term Incentive (LTI) Program
You will be eligible to participate in the NewCo Annual LTI program. Your target LTI value will be $8,000,000. Please note that the actual terms of the NewCo Annual LTI Program are being determined and will be subject to standard plan terms and provisions described in applicable award agreement(s) as approved by the appropriate Committee / Board of Directors of Medtronic and NewCo.
Other Reward Elements
This New Position Letter of Intent covers core elements of your potential future target total direct compensation opportunity (i.e., base salary, target annual incentives and target long-term incentives). Other reward elements (e.g., Medtronic business allowance, health benefits, stock ownership guidelines, etc.) will be determined and communicated at a later date.
Que, I believe that you have an opportunity to make a significant contribution in this new position. I look forward to the contributions you will make as part of the team, and the impact and relationships you will bring to this position.
Please feel free to contact me with any questions you may have.
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Q. Dallara New Position Letter of Intent 3.21.2025